Exhibit 99.1

News Release
FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
July 22, 2010	Rodger A. McHargue at (812) 238-6334
2nd Quarter Earnings reported by First Financial Corporation
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced the results for the six and three months ended June 30, 2010. Year-to-date net income increased 46.4% to $13.4 million from the $9.2 million reported for the same period last year. Second quarter net income was $7.7 million compared to $4.6 million posted for the second quarter of 2009.
These earnings produced return on assets and equity of 1.07% and 8.50% respectively for the first six months of 2010. For the second quarter of 2010, return on assets and equity were 1.23% and 9.68%, respectively. Earnings per share for the period ended June 30,2010, increased 45.7% to $1.02 per share from $0.70 reported for the first six months of 2009. For the second quarter of 2010, earnings per share rose 68.6% to $0.59 compared to $0.35 for the same period of 2009.
Net interest margin increased to 4.30% for the first six months of 2010 as the Corporation continued to realize the benefits of reduced cost of funding. Quarterly and year-to-date net interest income for 2010 of $24.1 and $47.4 million, respectively, were both increased more than 15% over the same periods of 2009.
Non-interest income for the second quarter of 2010 was $7.9 million, an increase from the $6.2 million reported for the second quarter last year. For the first six months performance of 2010, non-interest income was $12.9 million, a $2.0 million or 18.5% increase over the same period of 2009. Trust income and fee income associated with electronic banking account for much of this improved performance.
Non-interest expense increased to $37.0 million for the six months ended June 30, 2010 compared to $34.7 million for the same period of 2009. For the second quarter of 2010 the non-interest expense was $18.7 compared to $18.0 million for 2009. The majority of the increase in non-interest expense compared to the same period of 2009 relates to the acquisition of the former First National Bank of Danville in the third quarter of 2009.
Loans at June 30, 2010 were $1.65 billion compared to $1.55 billion at June 30, 2009. Deposits increased from $1.58 billion to $1.88 billion. Shareholders’ equity increased 9.1% to $319.2 million and the book value per share increased $2.01 to $24.33.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation
For the Quarter Ending June 30, 2010
(Dollar amounts in thousands except per share data)

	06/30/10	06/30/09	Change	% Change

Year to Date Information:

Net Income	$13,399	$9,151	$4,248	46.42%
Earnings Per Average Share	$1.02	$0.70	$0.32	45.71%
Return on Assets	1.07%	0.79%	0.28%	35.44%
Return on Equity	8.50%	6.18%	2.32%	37.54%
Net Interest Margin	4.30%	4.02%	0.28%	6.97%
Net Interest Income	$47,362	$41,039	$6,323	15.41%
Non-Interest Income	$12,886	$10,875	$2,011	18.49%
Non-Interest Expense	$36,981	$34,699	$2,282	6.58%
Loss Provision	$4,620	$5,690	($1,070)	-18.80%
Net Charge Offs	$4,142	$4,933	($791)	-16.03%
Efficiency Ratio	58.86%	63.53%	-4.67%	-7.35%

Quarter to Date Information:

Net Income	$7,713	$4,621	$3,092	66.91%
Earnings Per Average Share	$0.59	$0.35	$0.24	68.57%
Return on Assets	1.23%	0.79%	0.44%	55.70%
Return on Equity	9.68%	6.19%	3.49%	56.38%
Net Interest Margin	4.34%	4.01%	0.33%	8.23%
Net Interest Income	24,081	20,576	$3,505	17.03%
Non-Interest Income	$7,872	$6,129	1,743	28.44%
Non-Interest Expense	$18,700	$18,002	$698	3.88%
Loan Loss Provision	$2,190	$2,860	($670)	-23.43%
Net Charge Offs	$1,653	$2,852	($1,199)	-42.04%
Efficiency Ratio	56.28%	64.14%	-7.86%	-12.25%

Balance Sheet:

Assets	$2,529,069	$2,351,853	$177,216	7.54%
Deposits	$1,881,198	$1,584,626	$296,572	18.72%
Loans	$1,652,619	$1,545,072	$107,547	6.96%
Shareholders’ Equity	$319,186	$292,657	$26,529	9.06%
Book Value Per Share	$24.33	$22.31	$2.01	9.03%
Average Assets	2,498,158	2,315,509	$182,649	7.89%